Exhibit 23.1

[Letterhead of Eide Bailly LLP]

Consent of Independent Auditor

We consent to the inclusion of our audit report of the financial statements of Southwest Casino and Hotel Corp as of December 31, 2003 and 2002 and for the years then ended as part of the Form 8-K of Southwest Casino Corporation, and to the reference to our firm therein.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
August 6, 2004